Exhibit 10.04

March 4, 2015

Todd B. Strubbe
1612 South 186th Circle
Omaha, NE 68130

Dear Todd:

On behalf of VeriSign, Inc. (“Verisign” or the “Company"), I am pleased to offer you the regular, full-time exempt position of Executive Vice President, Chief Operating Officer, currently reporting to me. The details of the offer are as follows:

1.	Start Date: On or before April 20, 2015

2.	Annual Base Salary: $550,000 paid in bi-weekly installments and subject to Verisign’s regular payroll practices.

3.
Annual Bonus: You will be eligible to receive a discretionary annual bonus based on individual and Company performance and subject to the terms and conditions of the Verisign Performance Plan (“VPP”), as may be amended from time to time. Your target bonus percentage will be 80% of your annual base salary, and any bonus will be subject to proration based on your hire date and as otherwise explained in the VPP.

4.	Equity Grants:

a)
Restricted stock units (“RSUs”) covering the number of shares of Verisign common stock as equal to approximately two million, seven hundred and sixty thousand dollars ($2,760,000) divided by the closing price of the Company’s common stock quoted on the NASDAQ Global Select Market on the date of your commencement of employment as Executive Vice President, Chief Operating Officer (the “Grant Date”) and rounded down to the nearest whole share. This reflects the total of the following two awards:

•
performance-based RSUs covering the number of shares of the Company’s common stock as equals approximately one million, three hundred and eighty thousand dollars ($1,380,000) divided by the closing price of the Company’s common stock quoted on the NASDAQ Global Select Market on the Grant Date and rounded down to the nearest whole share. Such award will be subject to the terms and conditions of the Amended and Restated VeriSign, Inc. 2006 Equity Incentive Plan (the “Plan”), the corresponding performance-based RSU agreement, and any related documents. As explained above, the Grant Date will be the date of your commencement of employment as Executive Vice President, Chief Operating Officer. Please note that the above dollar amount represents a target amount. The actual number of performance-based RSUs that will be earned depends on achievement of the performance measures based upon Verisign’s 2015 Long Term Incentive Plan: (1) Operating Income per Share growth over a three-year period and (2) RSUs earned above target are based upon Verisign’s Total Shareholder Return (TSR) outperforming the TSR of the S&P 500 index for the relevant performance period. Any performance-based RSUs earned under this subsection will fully vest upon the later of the following: the date the Compensation Committee certifies achievement of the applicable performance goals as set forth in Exhibit A, for the Performance Period (the “Certification Period”) and the date the Company receives an unqualified signed opinion of the Company’s financial statements contained in the Company’s Annual Report on Form 10-K from its independent registered public accounting firm for the Certification Period (the “Vesting Date”), provided that you are employed by Verisign or one of its direct or indirect subsidiaries on both of those dates. Performance-based RSUs are not “earned” until the above events occur and they vest as explained above.

•
time vested RSUs covering the number of shares of Verisign common stock as equals approximately one million, three hundred and eighty thousand dollars ($1,380,000) divided by the closing price of the Company’s common stock quoted on the NASDAQ Global Select Market on the Grant Date and rounded down to the nearest whole share. This award will be subject to the terms and conditions of the Plan, the corresponding RSU agreement, and any related documents. This award will fully vest over a period of four years from the Grant Date with 25% vesting on each annual anniversary of the Grant Date, provided that you are employed by Verisign or one of its direct or indirect subsidiaries on that particular date.

b)
time vested RSUs covering the number of shares of Verisign common stock as equals approximately three million, eight hundred thousand dollars ($3,800,000) divided by the closing price of the Company’s common stock quoted on the NASDAQ Global Select Market on the Grant Date and rounded down to the nearest whole share. This award will be subject to the terms and conditions of the Plan, the corresponding RSU agreement, and any related documents. This award will fully vest over a period of three years from the Grant Date with 25% vesting on June 30, 2015 and 25% vesting on each annual anniversary of the Grant Date in 2016, 2017 and 2018, provided that you are employed by Verisign or one of its direct or indirect subsidiaries on that particular date.

c)	Tax Matters: We recommend that you consult with your tax advisor regarding tax treatment of any RSUs that may be granted to you.

d)	Stock Retention Policy: You will be required to comply with and acknowledge receipt of Verisign’s Stock Retention Policy, a copy of which is attached to this offer letter as Exhibit B.

5.
Benefits, Vacation, and Holidays: You will be eligible to participate in the employee benefit programs available to similarly situated Verisign employees in the U.S. (including medical, dental, and life), as may be in effect from time to time, subject to the terms and conditions of the relevant plans and Verisign policies. In addition, new employees currently accrue up to 18 days of paid time off per year, as outlined in Verisign's policies and pursuant to Company practices. Verisign also currently observes 11 paid holidays per year.   Your benefits information for 2015 will be mailed to your home shortly after your start date. Please note that nothing in this offer letter shall affect Verisign’s ability to add, modify, suspend, terminate, or otherwise change any benefits or benefit plans in effect at any given time, including vacation, paid time off, and holidays.

6.
Change-In-Control Agreement: You will be eligible to enter into the Amended and Restated Change-In-Control and Retention Agreement, as approved by the Compensation Committee, which is attached hereto as Exhibit C.

7.	Incentive Compensation Recovery Policy: You will be required to acknowledge receipt of Verisign’s Incentive Recovery Policy, a copy of which is attached as Exhibit D.

8.	Indemnity Agreement: You will be eligible to enter into the Indemnity Agreement, as approved by the Compensation Committee, which is attached hereto as Exhibit E.

9.
Confidentiality Agreement and Background Check: Please note that this offer is also contingent upon: (1) you signing and returning Verisign’s standard Assignment of Invention, Nondisclosure and Nonsolicitation Agreement (“Confidentiality Agreement”), a copy of which is attached as Exhibit F; (2) you providing evidence of your legal right to work in the United States as required by the U.S. Citizenship and Immigration Services; and (3) successful clearance of your background check. To the extent permitted by applicable law, such background check may include, among other things, an identity check, investigation of your educational, employment, and credit history, department of motor vehicle and criminal records check, drug testing, an investigation to determine whether you have been "statutorily disqualified,” as such term is defined in Section 3(a)(39) of the Securities Exchange Act of 1934 (as amended), and satisfactory review of any non-competition restriction. From time to time, you may be required to redo the background check, such as if required by a customer for legitimate business reasons.

10.
At-Will Employment: If you accept this offer, you will be employed on an at-will basis, which means that the employment relationship can be terminated at any time by either party, with or without cause or notice. Any change to the at-will nature of employment can only be made by a written amendment to this offer letter, approved by the Verisign Board of Directors, which expressly states that your employment is no longer at-will.

As an employee, you will be expected to review and comply with all Verisign policies, including, without limitation, our Code of Conduct and Human Resources policies available on our intranet.

11.
Relocation Assistance: Provided you execute Verisign’s standard Relocation Repayment Agreement, a copy of which is attached as Exhibit G, you will be eligible to receive relocation reimbursement for costs incurred within calendar year 2015 up to an aggregate amount of $250,000, which is inclusive of any tax gross-ups and subject to Verisign’s Domestic Relocation Policy and repayment terms, a copy of which is attached as Exhibit H. It is expected that you will relocate to Reston, Virginia for this role. Should you voluntarily terminate your employment with Verisign for any reason within one year from the commencement of your employment, you will be required to reimburse Verisign the relocation expenses on a 12-month pro-rated basis.

12.	Taxes: All payments and vesting events outlined in this offer letter and its accompanying exhibits will be less applicable deductions and withholdings.

13.
Integrated Agreement: This offer letter and its accompanying exhibits, once signed and returned by you, constitute the entire agreement between you and Verisign concerning the subject matter therein and supersede any prior or contemporaneous agreements, promises, representations, or understandings, whether written or verbal, or express or implied concerning the subject matter herein, any and all of which are hereby merged into this agreement. This agreement, subject to paragraph 10 above, may not be modified in any material respect absent a writing signed by an authorized representative of Verisign.

To accept this offer, please sign below and return the original offer letter, plus the signed exhibits and the additional enclosed documents in the return envelope and keep a copy of these documents for your records. This offer will expire one week after it is provided to you. Please contact Ellen Petrocci if you have any questions.

As the global leader in domain names, Verisign powers the invisible navigation that takes people to where they want to go on the Internet, while also helping to ensure the availability and integrity of Internet facing networks all over the world.

Sincerely,

	VERISIGN, INC.	ACCEPTED by Todd B. Strubbe

By:	/S/ D. James Bidzos	/S/ Todd B. Srubbe
	(Signature)	(Signature)

	D. James Bidzos	Todd B. Strubbe
	Executive Chairman, President & CEO	(Please print name)
March 10, 2015
(Date)